Exhibit 2.2

Execution Version

Advance Business Capital LLC

c/o Triumph Bancorp, Inc.

12700 Park Central Drive

Suite 1700

Dallas, Texas  75251

June 2, 2018

Interstate Capital Corporation

BidPay, Inc.

Check Freight Brokers, LLC

Interstate Business Capital

Factoring Company Guide, LLC

Clifford R. Eisenberg

Anthony B. Furman

Louis Cohen

Ernest Eisenberg

American Finance and Investment Co., Inc.

AFIC II, Inc.

c/o American Finance and Investment Co., Inc.

2211 E. Missouri, Suite 200

El Paso, Texas 79903

Attention:  Clifford R. Eisenberg

Gentlemen:

Reference is made to that certain that certain Asset Purchase Agreement, dated as of April 9, 2018 (the “Agreement”), by and among Advance Business Capital LLC, a Delaware limited liability company (“Purchaser”), Triumph Bancorp, Inc., a Texas corporation (“Purchaser Parent”), Interstate Capital Corporation, a New Mexico corporation (“ICC”), BidPay, Inc., a Texas corporation (“Bidpay”), Check Freight Brokers, LLC, a Texas limited liability company (“Check Freight”), Interstate Business Capital, a California Corporation (“IBC”), Factoring Company Guide, LLC, a Texas limited liability company (“Factoring Company Guide,” and together with, ICC, Bidpay, Check Freight, IBC and, in their capacities as transferors of assets under the Agreement, the Individual Sellers, “Sellers”), Clifford R. Eisenberg, Anthony B. Furman, Louis Cohen, Ernest Eisenberg, American Finance and Investment Co., Inc., a Texas corporation (“AFIC”) and AFIC II, Inc., a Texas corporation (“AFIC II”).  Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

The purpose of this letter agreement is to set forth our mutual understanding with respect to certain matters in connection with the consummation of the transactions contemplated by the Agreement.  The Parties to this letter agreement hereby acknowledge and agree, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.

Amendment to Exhibit A to the Agreement.  “Exhibit A – Earnout Index Calculation Methodology” to the Agreement is hereby deleted in its entirety and replaced by “Exhibit A – Earnout Index Calculation Methodology” set forth on Annex A attached hereto.

2.	Estimated Closing Statement. The Estimated Closing Statement shall be as set forth on Annex B attached hereto.
3.

Amendments to Schedules to the Agreement.  “Schedule 2.2(a)(viii) – Canadian Bank Accounts,” “Schedule 2.2(a)(ix) – Transferred Bank Accounts” and “Schedule 2.3(a)(iii) – Excluded Personal Property” to the Agreement are hereby deleted in their entirety and replaced by Schedule 2.2(a)(viii) – Canadian Bank Accounts,” “Schedule 2.2(a)(ix) – Transferred Bank Accounts” and “Schedule 2.3(a)(iii) – Excluded Personal Property” set forth on Annex C attached hereto.

4.

Amendment to Attachment 4.17(1) of the Seller Disclosure Schedules.  Pursuant to and in accordance with Section 8.1(a) of the Agreement, “Attachment 4.17(1) of the Seller Disclosure Schedule – Employee Census as of April 1, 2018” is hereby deleted in its entirety and replaced by “Attachment 4.17(1) of the Seller Disclosure Schedule – Employee Census as of May 30, 2018” set forth on Annex D attached hereto.

5.	Amendment to Section 2.4(a) of the Agreement. Section 2.4(a) of the Agreement is hereby amended to replace the “; and” with “;” and to add new subsections (iv) and (v):

“(iv)  all liabilities arising out of the unapplied cash balances reflected on the Closing Statement; provided that in no event shall such liabilities, individually or in the aggregate, exceed the amount of unapplied cash balances reflected on the Closing Statement; and

  (v)  all liabilities arising out of the non-factored funds reflected on the Closing Statement; provided that in no event shall such liabilities, individually or in the aggregate, exceed the amount of non-factored funds reflected on the Closing Statement.”

6.	Amendment to Section 2.5(a)(iii) of the Agreement. Section 2.5(a)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“all liabilities arising out of any unapplied cash balances or non-factored funds  prior to or as of the Closing Date to the extent not assumed by Purchaser pursuant to Sections 2.4(a)(iv) and (v);”

7.	Amendment to Section 3.4(a) of the Agreement. Section 3.4(a) of the Agreement is hereby amended and restated in its entirety as follows:

“For purposes of this Agreement, “At Risk Client Balances” means, as of the Closing Date, up to $2,300,000 (measured on the basis of net funds employed) of any accounts determined by Purchaser to be doubtful accounts as identified in writing by Purchaser to Sellers within five (5) Business Days after the receipt of the Closing Data Tape.”

8.	Other Excluded Liabilities. For the avoidance of doubt, all liabilities related to or arising out of Section 4.7(g)(1) of the Seller Disclosure Schedule is an “Excluded Liability” under the Agreement.
9.

Closing.  Subject to the satisfaction or waiver of the conditions to Closing set forth in Article IX of the Agreement, each Party hereby agrees that the Closing shall occur on June 2, 2018, effective as of 12:01 a.m. Mountain time on such date.  Each Party hereby further acknowledges and agrees that (i) Sellers shall pay the Total Closing Bonus Payments no later than June 4, 2018; (ii) Sellers shall provide to Purchaser payoff letters in form and substance reasonably satisfactory to Purchaser evidencing repayment of all Funded Indebtedness under the ICC Chase Credit Facility and the AFIC Chase Credit Facility secured by any Acquired Assets and the termination of all Liens on any assets securing any such Funded Indebtedness no later than June 4, 2018; (iii) with respect to the transaction expenses for the Total Closing Bonus Payments and Investment Advisor only, Sellers shall deliver evidence reasonably satisfactory to Purchaser of the payment of such transaction expenses by Sellers no later than June 4, 2018; and (iv) Purchaser shall deliver to Sellers and the administrative agent under the ICC Chase Credit Facility the cash payments required by Section 3.1(b) of the Agreement no later than June 4, 2018.  For purposes of this letter agreement, the “AFIC Chase Credit Facility” means all obligations of AFIC for borrowed money including all obligations evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments payable to JPMorgan Chase Bank.

10.

Specified Client Matter; Specified Client Holdback.  All liabilities related to or arising out of the Specified Client fraud claim are “Excluded Liabilities” under the Agreement.  For purposes of the Agreement, (i) “Specified Client” means the client set forth on Annex E attached hereto and (ii) “At Risk Balances – Special” means an amount equal to $467,814.61 (the “Specified Client Holdback Amount”) deducted from the Base Purchase Price as a result of the Specified Client fraud claim.  Subject to this paragraph and Article XI of the Agreement, in the event Purchaser or any of its Affiliates receives a recovery of some or all of the funds sought to be recovered from SunTrust Bank in connection with the Specified Client fraud claim after the Closing up to the amount deducted from the Base Purchase Price as “At Risk Balances – Special” in the Sample Closing Statement, Purchaser agrees to promptly remit (or cause to be promptly remitted) such funds to Sellers to an account designated by Sellers.  For the avoidance of doubt, in the event Sellers receive any such recovery directly after the Closing up to the amount deducted from the Base Purchase Price as “At Risk Balances – Special” in the Sample Closing Statement, Sellers shall not be required to remit such funds to Purchaser; provided that (i) Sellers shall promptly notify Purchaser of this fact and (ii) Purchaser shall thereafter have no obligation to remit any Specified Client Holdback Amount up to the amount of such recovery received by Sellers to Sellers.  Subject to the following sentence, the procedures set forth in Article XI shall apply to the Specified Client fraud claims. If, prior to SunTrust Bank’s resolution of the Specified Client fraud claim (i.e., its return of funds or determination that it is unable or unwilling to return funds), (i) Specified Client requests that Purchaser remit to Specified Client all or any portion of the Specified Client Holdback Amount and (ii) the Parties, after good faith discussions and consultations, cannot come to a resolution regarding whether to remit such funds to Specified Client, Purchaser shall have the option, at its sole discretion, to either (A) remit the Specified Client Holdback Amount to Specified Client or (B) commence an interpleader action to determine the entitlement to the Specified Client Holdback Amount as between Sellers and Specified Client.

Except as expressly set forth above, all of the terms and conditions of the Agreement shall remain in effect without modification. The provisions of Article XII of the Agreement are incorporated herein by reference and shall be deemed applicable to this letter agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

ADVANCE BUSINESS CAPITAL LLC

By:	/s/ Blaine Waugh
Name: Blaine Waugh Title: Senior Vice President – Business Development

TRIUMPH BANCORP, INC.

(solely for purposes of Section 12.15 of the Agreement)

By:	/s/ Adam Nelson
Name: Adam Nelson Title: Executive Vice President and General Counsel

Acknowledged and agreed to as of

the date first written above:

INTERSTATE CAPITAL CORPORATION

By:  /s/ Clifford R. Eisenberg

Name: Clifford R. Eisenberg

Title:   CEO

BIDPAY, INC.

By:  /s/ Clifford R. Eisenberg

Name: Clifford R. Eisenberg

Title:   Director

CHECK FREIGHT BROKERS, LLC

By:  /s/ Clifford R. Eisenberg

Name: Clifford R. Eisenberg

Title:   CEO of Interstate Capital Corporation

FACTORING COMPANY GUIDE, LLC

By:  /s/ Anthony B. Furman

Name: Anthony Furman

Title:   Manager

CLIFFORD R. EISENBERG

By:  /s/ Clifford R. Eisenberg

ANTHONY B. FURMAN

By:  /s/ Anthony B. Furman

LOUIS COHEN

By:  /s/ Louis Cohen

ERNEST EISENBERG

By:  /s/ Ernest Eisenberg

AMERICAN FINANCE AND INVESTMENT CO., INC.

By:  /s/ Clifford R. Eisenberg

Name: Clifford R. Eisenberg

Title:   Director

AFIC II, INC.

By:  /s/ Clifford R. Eisenberg

Name: Clifford R. Eisenberg

Title:   President

INTERSTATE BUSINESS CAPITAL

By:  /s/ Anthony B. Furman

Name: Anthony Furman

Title:   Director